Exhibit 99.1

OUTDOOR CHANNEL AGREES TO INCREASED PRICE IN

TRANSACTION WITH KROENKE SPORTS & ENTERTAINMENT

TEMECULA, Calif.—May 2, 2013—Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) (the “Company” or “Outdoor Channel”) today announced that it entered into an amendment to its merger agreement dated March 13, 2013 with Kroenke Sports & Entertainment, LLC (“KSE”). Under the terms of the amended merger agreement, the merger consideration has been increased to $9.35 per share (compared to the previously agreed consideration of $8.75 per share), which increased consideration represents a premium of approximately 23.8% to Outdoor Channel’s closing stock price on March 1, 2013, which was the last trading day prior to the public disclosure of KSE’s proposal to acquire Outdoor Channel.

Outdoor Channel will file with the U.S. Securities and Exchange Commission a supplement to the definitive proxy statement, dated April 10, 2013, that will describe the revisions to the merger agreement, including, among other things, the increase in the consideration.

Outdoor Channel’s board of directors approved the amendment to the merger agreement and recommends that Outdoor Channel’s stockholders vote to approve the adoption of the amended merger agreement at the special meeting of Outdoor Channel stockholders to be held on May 8, 2013, at 9:00 a.m., Pacific Time, at Outdoor Channel’s facilities located at 43455 Business Park Drive, Temecula, California 92590.

Outdoor Channel stockholders who have already submitted a proxy with respect to the KSE transaction do not need to take any action. However, if an Outdoor Channel stockholder wishes to change their previous vote, they may revoke their proxy and change their vote any time before the close of the vote of the special meeting. For instructions on how to change your vote prior to the special meeting, please refer to the definitive proxy statement.

Lazard is serving as exclusive financial advisor to Outdoor Channel in connection with the transaction. Wilson Sonsini Goodrich & Rosati, P.C. is legal advisor to Outdoor Channel in connection with the transaction.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel and Winnercomm Inc. Nielsen estimated that Outdoor Channel had approximately 39.8 million cable, satellite and telco subscribers for May 2013. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm is one of America’s leading and highest quality producers of live sporting events and sports series for cable and broadcast television. The Company also owns and operates the SkyCam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football.

Safe Harbor Statement

Certain matters discussed in this news release, with the exception of historical matters, may be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. You should understand that the following important factors, in addition to those risk factors disclosed in the

Company’s current and periodic reporting filed with the SEC could affect the future results of the Company and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	failure of Company stockholders to adopt the KSE Agreement;

•	the risk that the other conditions to closing of the merger may not be satisfied;

•	the merger may involve unexpected costs, liabilities or delays;

•	risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the business of the Company may suffer as a result of uncertainty surrounding the merger;

•	the risk that the merger may not be consummated by the expected closing date of the merger or at all;

•	litigation in respect of the merger; and

•	disruption from the merger making it more difficult to maintain certain strategic relationships.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

IMPORTANT INFORMATION FOR INVESTORS AND SECURITYHOLDERS

This communication is being made in respect of a proposed business combination involving Outdoor Channel and KSE. In connection with this proposed transaction Outdoor Channel plans to file with the SEC and furnish to its stockholders a proxy statement. The proxy statement will contain important information about the proposed transaction and related matters.

OUTDOOR CHANNEL URGES INVESTORS TO CAREFULLY READ IN ITS ENTIRETY THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS INCLUDED AND INCORPORATED BY REFERENCE THEREIN AS THEY ARE MADE AVAILABLE TO OUTDOOR CHANNEL STOCKHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain free copies of the proxy statement when made available and other documents filed with the SEC by Outdoor Channel through the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement when made available and other documents filed with the SEC can also be obtained on Outdoor Channel’s website at www.outdoorchannel.com.

PROXY SOLICITATION

Outdoor Channel and its respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Outdoor Channel stockholders in favor of the merger. When made available, a description of the interest of Outdoor Channel’s directors and executive officers in Outdoor

Channel will be set forth in the proxy statement and the other documents included and incorporated by reference therein. You can find information about Outdoor Channel’s executive officers and directors in its annual report on Form 10-K filed with the SEC on March 9, 2012. You can obtain free copies of these documents from Outdoor Channel in the manner set forth above.

CONTACT: For Company:

Tom Allen

Executive Vice President, Chief Operating Officer/

Chief Financial Officer

800-770-5750

tallen@outdoorchannel.com

For Investors:

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

edwards@braincomm.com

For Media:

Nancy Zakhary

Brainerd Communicators, Inc.

212-986-6667

nancy@braincomm.com